UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )

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The York Water Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

March 21, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Strand-Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania, on Monday, May 2, 2011, at 1:00 p.m. for the purpose of taking action upon the following proposals:

(1)	To elect three (3) Directors to three-year terms of office;

(2)	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve, by non-binding vote, the compensation of the named executive officers;

(4)	To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation; and

(5)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

You are cordially invited to attend the meeting.  In the event you will be unable to attend, you are respectfully requested to submit your proxy either (a) electronically or; (b) by signing, dating and returning the enclosed proxy at your earliest convenience in the enclosed stamped return envelope.  Returning your proxy does not deprive you of the right to attend the meeting and vote your shares in person.

By order of the Board of Directors,

/s/ Bruce C. McIntosh

BRUCE C. McINTOSH
Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

March 21, 2011

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint Michael W. Gang, Esq., George W.  Hodges, and George Hay Kain III, and each of them, as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at 1:00 p.m. at The Strand Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania, Monday, May 2, 2011 (the "Annual Meeting"), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone and via the internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy over the Internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials, or vote by telephone, you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided printed copies.  It is anticipated that proxy materials will first be mailed and made available on the Internet on March 21, 2011.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  In addition, the Company has retained Alliance Advisors to assist with research, analysis and solicitation of proxies, as necessary, and has agreed to pay them an initial amount of $2,000 plus reasonable expenses for such services.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy electronically, by telephone, or completes and forwards the enclosed proxy is not precluded from attending the Annual Meeting and voting his or her shares in person, and may revoke the proxy by delivering a later dated proxy or by written notification at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon four proposals:  (i) to elect three (3) Directors to serve for a term of three (3) years; (ii) to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ending December 31, 2011; (iii) to approve, by non-binding vote, the compensation of the named executive officers; and (iv) to recommend, by non-binding vote, the frequency of future advisory votes on executive compensation.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 12,695,979 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 28, 2011.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.  Directors will be elected by a plurality of the votes cast.  Votes that are withheld will be excluded from the vote and will have no effect.

Any votes that are withheld on the proposals to approve executive compensation, recommend the frequency of the executive compensation vote or to ratify the appointment of the independent registered public accounting firm will not be counted for or against the proposal.  If a signed proxy is returned with no markings for certain proposals, the votes will be counted as recommended by the Board of Directors.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of directors, executive compensation or the frequency of the executive compensation vote, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company's auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2011, by (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (2) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (3) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the three nominees, the seven directors continuing in office, the six executive officers, and from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, all as of February 28, 2011.

The table includes shares owned or beneficially owned by the respective individuals as of February 28, 2011.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days.

	Number of Shares		Percent of Total
	Beneficially Owned (1)		Shares Outstanding(2)

1) Certain beneficial owners:

BlackRock Inc. (3) 40 East 52nd Street New York, NY 10022	749,134		5.90

2) Directors, director nominees and named executive officers:

Cynthia A. Dotzel, CPA	9,437		0.07
John L. Finlayson	20,818		0.16
Michael W. Gang, Esq.	9,334		0.07
Joseph T. Hand	6,016	(4)	0.05
Jeffrey R. Hines, P.E.	39,973	(5)	0.31
George W. Hodges	8,389	(6)	0.07
George Hay Kain, III	34,997	(7)	0.28
Bruce C. McIntosh	3,579	(8)	0.03
Kathleen M. Miller	4,331		0.03
Thomas C. Norris	18,274	(9)	0.14
Jeffrey S. Osman	3,686	(10)	0.03
Steven R. Rasmussen, CPA	35		0.00
John H. Strine	4,228		0.03
Ernest J. Waters	97		0.00

3) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (16 persons)	164,041	(11)	1.29

(1)
Except as indicated in the footnotes below, directors and officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)	The percentage for each individual or group is based on 12,695,979 shares outstanding as of February 28, 2011.
(3)	The information for BlackRock Inc. was obtained from the Schedule 13G filed by BlackRock Inc. with the SEC on February 9, 2011.
(4)
Includes 5,836 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power.  Includes 180 shares held by Mr. Hand’s children for which Mr. Hand disclaims beneficial ownership.

(5)	Includes 5,189 shares held by Mr. Hines’ wife, for which Mr. Hines disclaims beneficial ownership.
(6)	Includes 6,995 shares held by the Hodges Family Foundation, for which Mr. Hodges claims indirect beneficial ownership.
(7)
Includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power.  Also included, are 13,470 shares which are held in a brokerage account under terms that require them to be pledged as security for margin loans into which Mr. Kain enters.

(8)	Mr. McIntosh shares voting and investment power on all held shares with his wife.
(9)	Includes 7,371 shares held by Mr. Norris' wife, for which Mr. Norris disclaims beneficial ownership.
(10)	Includes 292 shares owned by Mr. Osman’s wife, for which Mr. Osman disclaims beneficial ownership.
(11)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some directors and officers disclaim any beneficial ownership and which are further disclosed in the notes above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Director George W. Hodges reported quarterly stock purchases through dividend reinvestment aggregating 285 shares, 2,000 shares gifted to him, and 25 shares gifted from his spouse’s account for the period covering October 2006 through October 2010 on January 14, 2011. Director John L. Finlayson reported quarterly stock purchases through dividend reinvestment aggregating 52 shares covering the periods from October 2009 through January 2011 on January 31, 2011.  Director Ernest J. Waters reported quarterly stock purchases through dividend reinvestment aggregating 11 shares covering the periods from October 2007 through October 2010 and a disposition of 14 shares on September 9, 2010 on November 4, 2010.  Director Jeffrey S. Osman reported indirect ownership of 292 shares acquired through marriage on October 30, 2010 on December 8, 2010.

Other than the aforementioned transactions, the Company believes that during the year ended December 31, 2010, all directors and executive officers timely complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934.  The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

PROPOSAL 1
ELECTION OF DIRECTORS

With the assistance of legal counsel of the Company, the Nomination and Corporate Governance Committee reviewed the applicable standards for Board member independence and the criteria applied to determine “Audit Committee financial expert” status.  The Committee also reviewed a summary of the answers to annual questionnaires completed by each of the Directors and officers and a report of transactions with Director affiliated entities.

On the basis of this review, the Nomination and Corporate Governance Committee delivered a report to the full Board and the Board made its independence and “Audit Committee financial expert” determinations based on the Nomination and Corporate Governance Committee report and supporting information.

As a result of this review, the Board affirmatively determined that the following Directors are “independent directors” as such term is defined by Nasdaq:

Ernest J. Waters	George W. Hodges
John L. Finlayson	George Hay Kain III
Michael W. Gang, Esq.	Thomas C. Norris
Cynthia A. Dotzel, CPA	Steven R. Rasmussen, CPA

At the Annual Meeting, all the nominees, each of whom is currently serving as Director, are to be elected to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.  Each share represented by the enclosed proxy will be voted for each of the nominees listed, unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as may be determined by the Proxies.

The three Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the directors receiving the most votes are elected, whether or not they receive a majority of the vote.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2014

John L. Finlayson Age 70 Director since 1993
Mr. Finlayson has been a Vice President and Partner in Susquehanna Real Estate, LP, a real estate development and consulting company, since 2006.  He was formerly Vice President of Finance and Administration for Susquehanna Pfaltzgraff Co., a holding company for radio broadcasting companies, cable television systems, and a dinnerware products company, from 1978 to 2006.  Mr. Finlayson was previously an audit manager for Arthur Andersen & Co. and was a certified public accountant.  Mr. Finlayson serves as director and Audit Committee Chairman of Adhesives Research, Inc. of Glen Rock, PA, director and audit committee member of Topfilight Corporation of Glen Rock, PA and director of Conductive Technologies of York, PA, which are all private companies.  Mr. Finlayson also participates as an officer or committee member on various community and non-profit organizations.  The Board considered Mr. Finlayson’s experience in auditing and financial matters and his past contributions to the Company and determined that his continued service on the Board would be beneficial to the Company’s Board of Directors.

Thomas C. Norris Age 72 Director since 2000
Mr. Norris, currently retired, was the Chairman of the Board for P.H. Glatfelter Company, Spring Grove, PA, a global supplier of specialty paper and engineered products, from 1988 to 2000.  In addition to being Chairman of the Board at P.H. Glatfelter, Mr. Norris was President and CEO from 1980 to 1998, VP of Operations from 1975 to 1980 and President of the Glatfelter Pulp Wood Company (a subsidiary) from 1975 to 2000, and President of the Spring Grove Water Company from 1980 to 2000.  He was a director of Cadmus Communications (a public company), a printing company, in Richmond, VA from 2000 to 2006.  Mr. Norris currently serves as director, compensation and audit committee member for the Glatfelter Insurance Group and director, compensation committee member and audit committee chairman for Farmer’s Fire Insurance in York, PA.  He also serves and has served on the boards or committees of various non-profit organizations.  The Board believes that Mr. Norris’ prior experience in leading a large company and a small water utility, serving as a director of another public company, and his compensation and audit committee experience will continue to benefit the Company’s Board of Directors.

Ernest J. Waters Age 61 Director since 2007
Mr. Waters, currently retired, served as Area Vice President and York Area Manager, Met-Ed, a FirstEnergy Company (an investor owned utility) from 1998 to 2009.  In addition to management, Mr. Waters’ experience includes public accounting, internal auditing and serving as an expert accounting witness in rate proceedings before the Pennsylvania Public Utility Commission, The Federal Energy Regulatory Commission, and the New York Public Service Commission.  Mr. Waters was previously a Certified Public Accountant and holds an MBA degree. He is currently the Chairman of the Board of York Hospital.  He serves on the board of Wellspan Health (York Hospitals’ parent corp.), chairs the Audit Committee, and is a member of the Executive and Compensation Committees.  He also serves and has served on the boards and committees of other nonprofit community organizations.  The Board considered Mr. Waters’ prior experience in the utility industry and with regulatory matters to be valuable and determined that his continued service on the Board would be beneficial to the Company’s Board of Directors.

The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

DIRECTORS WITH TERMS EXPIRING IN 2012

Michael W. Gang, Esq. Age 60 Director since 1996
Mr. Gang is a partner with Post & Schell PC, Harrisburg, PA, a Pennsylvania-based law firm, concentrating in regulatory matters.  Mr. Gang was a partner in Morgan, Lewis & Bockius, Harrisburg, PA, an international law firm, from 1984 to 2005.  Mr. Gang is counsel to numerous water, gas, and electric utilities which are regulated by the Pennsylvania Public Utility Commission and has represented public utilities over a broad range of financial and economic regulation, corporate governance and compensation issues for 33 years.  Post & Schell PC is currently regulatory counsel for the Company.  The Board believes Mr. Gang’s legal and regulatory knowledge, as well as his experience with the Pennsylvania Public Utility Commission will continue to be a great benefit to the Company’s Board of Directors.

Jeffrey R. Hines, P.E. Age 49 Director since 2008
Mr. Hines has served as the President and Chief Executive Officer of the Company since 2008.  He was Chief Operating Officer and Secretary from 2007 to 2008, and Vice President of Engineering from 1995 to 2006.  Mr. Hines is a past chairman of the PA Chapter of the National Association of Water Companies, and serves as director or committee member of various community and non-profit organizations.  Mr. Hines is a licensed waterworks and wastewater operator in Pennsylvania, a licensed Professional Engineer in PA and MD, and holds MBA and law degrees.  The Board considered Mr. Hines’ experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board would be beneficial to the Company’s Board of Directors.

George W. Hodges Age 60 Director since 2000
Mr. Hodges, now retired, served as non-executive Chairman of the Board of The Wolf Organization, regional distributor of kitchen and bath products and specialty building products, from 2008 to 2009.  Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2006.  Mr. Hodges is lead director, audit committee chairman and a member of the compensation committee of Fulton Financial Corporation (a public company), in Lancaster, PA.  He also serves as a director and compensation committee chairman of The Wolf Organization, York, PA, a director and audit committee member of Topflight Corporation of Glen Rock, PA, a director and audit committee member of Conductive Technologies, York, PA, and a director of Adhesives Research, Glen Rock, PA which are all privately held companies.  In addition, Mr. Hodges is a director of a real estate development company, and a director and audit committee member of Burnham Holdings, Lancaster, PA.  He also serves and has served on the boards or committees of various non-profit and community organizations.  The Board determined that Mr. Hodges’ leadership in the community as well as his extensive board and committee service with various organizations would continue to benefit the Company’s Board of Directors.

George Hay Kain, III Age 62 Director since 1986
Mr. Kain was an attorney from 1982 to 2003.  Mr. Kain handled pipeline condemnation cases for a local utility, and cases involving real estate, and estates and trusts.  Mr. Kain was a solicitor for York County Children and Youth Services where he also practiced in juvenile court.  He was a consultant from 2004 to 2007, and has been a substitute school teacher since 2007.    Mr. Kain is also actively involved in various non-profit organizations.  The Board considered Mr. Kain’s legal experience as well as his commitment and contributions to the Company over the past 25 years and determined that his continued service would be beneficial to the Company’s Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2013

Cynthia A. Dotzel, CPA Age 56 Director since 2009
Ms. Dotzel is a certified public accountant, and has been a Principal with SF & Company CPAs & Business Advisors since January 2009.  Prior to her current position, Ms. Dotzel was a Founder, Secretary and Treasurer of Dotzel & Company, CPAs from 1980 to 2008.  Ms. Dotzel served as a director of Waypoint Bank and Waypoint Financial Corporation and its predecessor York Federal Savings and Loan from 1984 through 2005, and audit committee chairman from 1989 through 2005.  She also serves and has served on the boards or committees of various non-profit organizations.  The Board considered Ms. Dotzel’s prior experience in auditing and financial matters and determined that her continued service would be beneficial to the Company’s Board of Directors.

Jeffrey S. Osman Age 68 Director since 2001
Mr. Osman, now retired, served as President & CEO of the Company from 2003 to 2008, Vice President of Finance, Secretary and Treasurer from 1995 to 2002, and Controller from 1983 to 1995.  Prior to joining the Company, Mr. Osman was a regulatory consultant for Gannett Fleming in Camp Hill, PA for 4 years.  Prior to that, Mr. Osman worked at a regulated telephone utility for 15 years.  During his tenure with the Company, Mr. Osman was a director with the National Association of Water Companies at both the state and national levels as well as Chairman of the Pennsylvania Chapter.  He also has served on numerous community and non-profit organizations.  The Board considered Mr. Osman’s prior experience in the industry, regulatory and financial matters as well as his longstanding service to the Company in many capacities and determined that his continued service would be beneficial to the Company’s Board of Directors.

Steven R. Rasmussen, CPA Age 38 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006. Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen is treasurer and past-Chairman of the board of the Gettysburg Adams Chamber of Commerce, and serves on the boards of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA.  He also serves and has served on the boards and committees of numerous community, non-profit and professional organizations. In addition to his utility experience, Mr. Rasmussen is a certified public accountant, and a leader in the community of some of the Company’s recently added water systems.  The Board views Mr. Rasmussen’s utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company’s Board of Directors.

CORPORATE GOVERNANCE

The Nomination and Corporate Governance Committee (“the Committee”) develops and makes recommendations to the Board of Directors concerning corporate governance principles and guidelines.  Some of the principles and guidelines are listed below.

The Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Committee recommends to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge and business and other experience useful to the effective oversight of the Company.  Some of these skills include crisis management, accounting and finance, corporate governance and risk management. The Board also seeks members from diverse backgrounds with a reputation for integrity.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company.  The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally recommended candidates and those recommended by shareholders.

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 73 for all directors.

Directors are required under the bylaws of the Company to own at least one share of stock.  As part of our Securities Trades Policy, our directors, officers and employees are prohibited from trading in our securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging our securities, or otherwise engaging in any type of hedging transactions involving our securities.

The Board conducts an annual evaluation of its performance and the performance of other Board committees.  This process is managed by the Nomination and Corporate Governance Committee.

The Audit, Compensation, and Nomination and Corporate Governance committees must be composed of at least three directors all of which are considered independent directors under Nasdaq rules.  Each of these three key committees has a charter which is posted on our website (www.yorkwater.com) under “Investor Relations” then “Corporate Governance”.

The Board of Directors has adopted a Code of Conduct applicable to all directors and employees.  The Code of Conduct is available on our website under “Investor Relations” then “Corporate Governance”.

BOARD LEADERSHIP STRUCTURE

The preference of the Board, per its Standing Resolutions, is for the Chairman of the Board to be an independent director per Nasdaq rules.  Generally, independent directors’ concerns are more in line with shareholder concerns and values, and they offer more objective input and leadership to the Board.  Due to the current composition of the Board, with two directors that are not independent, the Board believes it is particularly appropriate to have an independent director as Chairman.  The current Chairman also leads executive sessions of the Board’s independent directors.

The Board is responsible for oversight of the Company’s risk management process.  The entire senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors.  A Chairman that is independent of management adds another layer of insight to the risk assessment process.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are not non-management Directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

COMMITTEES AND FUNCTIONS

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.

The Executive Committee held three (3) meetings during the fiscal year ended December 31, 2010.  The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, water rates, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: Thomas C. Norris, Chairman; Michael W. Gang, Esq.; Jeffrey S. Osman; and Jeffrey R. Hines, P.E.

The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2010.  The Audit Committee monitors the audit functions of our independent public accountants and internal controls of the Company.  The Audit Committee is composed of the following Directors appointed by the Board: John L. Finlayson, Chairman; George W. Hodges; Thomas C. Norris; and Cynthia A. Dotzel, CPA, all of whom have been determined to be independent as defined by Nasdaq.  The Board has adopted a written charter for the Audit Committee, which it reviews and reassesses on an annual basis.  A copy of the Audit Committee Charter is available on the Company's website, on the Corporate Governance page at www.yorkwater.com.

The Compensation Committee held two (2) meetings during the fiscal year ended December 31, 2010.  The Compensation Committee considers and makes recommendations to the Board of Directors concerning the proposed compensation, salaries and per diems of the corporate officers, Directors and members of the Committees of the Board of Directors of the Company.  The Compensation Committee is composed of the following Directors appointed by the Board:  George W. Hodges, Chairman; George Hay Kain, III; and Thomas C. Norris, all of whom have been determined to be independent by the Board as defined by Nasdaq.  The Board has adopted a written charter for the Compensation Committee, which it reviews and reassesses on an annual basis.  A copy of the Compensation Committee Charter is available on the Company’s website, on the Corporate Governance page at www.yorkwater.com.

The Nomination and Corporate Governance Committee held two (2) meetings during the fiscal year ended December 31, 2010.  The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company’s succession planning, oversees the Board’s annual evaluation of its performance and the performance of other Board Committees, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  This Committee will consider nominees recommended by shareholders of the Company.  Such recommendations shall be made in writing, should include a statement of the recommended nominee’s qualifications and should be addressed to the Committee at the address of the Company. In accordance with the Company’s by-laws, actual nominations must be made in writing and must be received by the Company not less than ninety (90) days before the date of the Annual Meeting.

The Nomination and Corporate Governance Committee is composed of the following Directors appointed by the Board:  Michael W. Gang, Chairman; John L. Finlayson; and Ernest J. Waters, all of whom have been determined to be independent by the Board as defined by Nasdaq.  The Board of Directors has adopted a written charter for the Nomination and Corporate Governance Committee, which it reviews and reassesses on an annual basis.  A copy of the Nomination and Corporate Governance Committee charter is available on the Company's website, on the Corporate Governance page at www.yorkwater.com.

EXECUTIVE SESSIONS OF THE BOARD

The independent directors of the Board schedule regular executive sessions of independent directors in which they meet without management participation.  The Chairman of the Board leads these sessions.

DISCLOSURE OF RELATED PARTY TRANSACTIONS

The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and any related persons (directors, nominees for directors, 5% security holders, and executive officers or their immediate family members).  Under the policy (and our Audit Committee Charter), the Audit Committee is responsible for reviewing and approving all transactions involving the Company in which any related person has a direct or indirect interest, regardless of amount.  The Audit Committee intends to approve only those related party transactions that are on terms no less favorable to the Company than could be obtained from independent third parties and are otherwise in, or are not inconsistent with, the best interests of the Company and its shareholders.

In furtherance of this policy, the Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees, which generally requires the reporting to management of transactions or opportunities that constitute conflicts of interest so that they may be avoided.  Our Code of Conduct is available on our web site, on the Corporate Governance page at www.yorkwater.com.

The Company does not have any material related party transactions in which a related person has a direct or indirect material interest.

The Audit Committee reviewed the related party transaction between Director Michael W. Gang, Esq., a partner of Post & Schell PC, and the Company.  The Company paid Post & Schell PC $135,711 for regulatory legal services primarily related to a rate filing during 2010 and plans to continue to use Post & Schell PC in 2011.  The amount paid represents less than 0.5% of Post & Schell PC revenue.  Mr. Gang is not a controlling shareholder of the firm.  The Committee determined that the relationship does not create a conflict of interest or impair Mr. Gang’s judgment with respect to Board member responsibilities.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee (the “Committee”) consists of four non-employee Directors who are "independent Directors" as defined by Nasdaq.  The Board of Directors has determined that each member of the Audit Committee is financially literate.  In January 2003, the Board of Directors adopted an amended and restated written charter for the Audit Committee.  A copy of the Audit Committee Charter is available on the Company’s website, on the Corporate Governance page at www.yorkwater.com.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board, reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company’s internal control process and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.

The Board of Directors has determined that John L. Finlayson, Chairman of the Audit Committee, is an Audit Committee financial expert within the meaning of the applicable SEC rules.  Mr. Finlayson is a former Certified Public Accountant, and has an understanding of generally accepted accounting principles and financial statements, as well as the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.  Mr. Finlayson is experienced in the preparation, audit, analysis and evaluation of financial statements, and has an understanding of internal control over financial reporting and audit committee functions.  He is independent, as such term is defined by Nasdaq.

On October 1, 2009 the Company was notified that the audit practice of Beard Miller Company LLP (“Beard”) an independent registered public accounting firm, was combined with ParenteBeard LLC ("ParenteBeard") in a transaction pursuant to which Beard combined its operations with ParenteBeard and certain of the professional staff and partners of Beard joined either as employees or partners of ParenteBeard. On October 1, 2009, Beard resigned as the auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, ParenteBeard was engaged as its independent registered public accounting firm for the year ended December 31, 2009.

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

There are no disagreements with ParenteBeard or Beard, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.  The audit reports of ParenteBeard and Beard do not contain any adverse opinion or disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope or accounting principles.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB)(United States) and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent  registered public accounting firm (ParenteBeard) the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed ParenteBeard’s independence with the firm and management.

Based upon the Committee’s discussions with management and ParenteBeard and the Committee’s review of the representations of management and ParenteBeard’s report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

John L. Finlayson Chairman
Cynthia A. Dotzel Member	George W. Hodges Member	Thomas C. Norris Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of ParenteBeard LLC, as the independent public registered accounting firm to audit the financial statements of the Company for the year 2011.  ParenteBeard LLC audited the Company’s financial statements for the years ended December 31, 2010 and 2009.  There have been no disagreements between the Company and ParenteBeard LLC concerning the Company’s financial statements.  It is intended that, unless otherwise specified by the shareholders, votes will be cast pursuant to the proxy hereby solicited in favor of the appointment of ParenteBeard LLC.

Audit fees and all professional services to be rendered by ParenteBeard LLC are approved by the Company’s Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered, but the Board does not anticipate significant non-audit services will be rendered during 2011.

The following table presents fees for services provided by ParenteBeard LLC (Beard Miller Company LLP) for 2010 and 2009:

	2010	2009
Audit Fees (1)	143,552	152,512
Audit Related Fees (2)	18,500	21,083
Tax Fees (3)	8,800	8,400
All Other Fees	-	-
	170,852	181,995

(1)
Professional services rendered for 2010 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, (c) the audit of the effectiveness of internal control over financial reporting, and (d) consent and comfort letters in connection with registration and debt offering statements.  Professional services rendered for 2009 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, (c) the audit of the effectiveness of internal control over financial reporting, and (d) consent and comfort letters in connection with registration and equity offering statements.

(2)
Audit related fees include limited scope audits of the Company’s 401(k) and general and administrative pension plans in 2010, and accounting research and limited scope audits of the Company’s 401(k) and general and administrative pension plans in 2009.

(3)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2010 and 2009, there were no exceptions to the Audit Committee's pre-approval requirements.

Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting.  Representatives of ParenteBeard LLC will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.  It is understood that even if the selection of ParenteBeard LLC is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote "FOR" this proposal.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers.  This section discusses the compensation we paid to our named executive officers (as defined by SEC rules) in 2010.  Our named executive officers are:

Name	Title

Jeffrey R. Hines, P.E.	President, Chief Executive Officer
Kathleen M. Miller	Chief Financial Officer
Joseph T. Hand	Chief Operating Officer
Bruce C. McIntosh	Vice President-Human Resources
John H. Strine	Vice President-Operations

General Philosophy.  The goal of our compensation programs is to attract, motivate and retain our executive officers who are key to the success of our Company.  We compensate our named executive officers through a combination of base salary and cash incentives designed to be competitive with comparable employers and to align management's incentives with the long-term interests of our customers and shareholders.  Our compensation setting process consists of establishing a base salary for each named executive officer and designing an annual cash incentive (currently up to 5% of salary) for such executive to reward the achievement of specific operational goals.  We only incentivize operational goals that add value for both our customers and our shareholders, such as increasing efficiency, ensuring a safe, adequate supply of water, reducing costs, improving customer service and expanding our service territory in order to gain economies of scale and spread fixed costs over a larger number of customers.  Payouts for incentives that are not in the long-term interest of customers may not be considered prudent, and therefore, may not be recoverable through water rates granted by the Pennsylvania Public Utility Commission.

Base Salary.  To assist us in establishing base salary in 2010, the Compensation Committee engaged SAJE, a nationally recognized consulting firm, to provide a survey of the compensation of senior management at York and at seven comparable investor-owned water utilities.  These comparables included Aqua America, Inc., Aquarion Water Company, Middlesex Water Company, Pennichuck Water, San Jose Water Company, Suburban Water Systems and United Water.  SAJE also determined relative measures of the relationship between the size and compensation of the companies included in the survey.  Outside of this survey, SAJE provided no other services, and no other compensation consultants were engaged or consulted by the Board of Directors, the Compensation Committee, or management for any purpose.

Based upon an analysis of the base salary levels and trend lines developed using regression analysis reflected in the survey, we establish base salaries for our named executive officers.  The base salary of the President and Chief Executive Officer and other Named Executive Officers is currently below the 25th percentile of the seven comparable investor-owned water utilities.  We have chosen this level based on our relative revenues, customer connections, employees and utility plant, and due to the relatively low level of complexity of the Company’s business and operations as compared to many of the comparable investor-owned water utilities.  We are a pure regulated water utility, while some of the comparables also have wastewater and other non-regulated businesses.  We are a stand-alone company with no subsidiaries, parent or holding company.  We have one filtration plant and serve a relatively smaller number of customers in one state.  Many of the comparables serve in multiple states and have many subsidiaries, and many filtration plants.  In addition, there are issues specific to certain parts of the country such as water availability and regulatory environment that challenge some water utilities more than others.  Finally, the cost of living in the geographic area in which our operations are located is lower than some of the comparables.

The base salary level of named executive officers will be reviewed annually to determine if the 25th percentile continues to be appropriate based on changes in our statistics relative to comparable companies, our product line, the current regulatory environment, changes in water quality standards, competition for competent management and growth in our service territory, as well as other relevant factors.

In addition to the survey of comparable companies, the Compensation Committee also considers the value of the position to the Company, the performance of the executive and the length of service in the current position and with the Company.

Bonuses and Equity Compensation.  We do not provide bonuses or equity compensation in the form of stock options to senior management.  We do, however, offer an Employee Stock Purchase Plan to all employees, including senior management, on the same terms.  Employees may purchase stock from the Company on a quarterly basis, at a 5% discount to market.  Annual purchases under this plan may not exceed 10% of the employee’s regular salary.

Cash Incentives.  Our practice is to use cash awards to incentivize our senior managers to create value for our customers and shareholders.  To that end, we adopted a Cash Incentive Plan in 2005, pursuant to which our Compensation Committee sets annual performance objectives and target incentive payment amounts.  All of our managers participate in the plan, including our named executive officers.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has discretion to determine all performance objectives.  In addition, the Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee:  (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a score of five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives any award.

The Compensation Committee set the performance objectives and target incentive awards for 2010 on January 25, 2010.  For 2010, the Compensation Committee determined that the amount of the target cash incentive award would be 5% of the base salary as of December 31, 2010 for each management employee, including named executive officers.  The Committee selected 5% as the target cash incentive award for 2010, and for all of the previous years since the plan’s inception in 2005, after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company’s total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the Company.  Finally, the Compensation Committee considered how the plan would be perceived by the regulators, customers and shareholders.  All of these factors together contributed to the Committee’s decision to keep the target incentive relatively low as compared to other companies.

The 2010 performance objectives as determined by the Compensation Committee were: review and implement, if beneficial, a service line protection plan, update the valve maintenance program, reline or replace infrastructure amounting to 29,000 feet of pipe, design and permit Lake Williams spillway improvements, complete a debt financing, implement a payment agreement reconciliation process, complete and successfully resolve a major rate case filing, complete phase 2 of the water treatment plant update and expansion project, implement paperless billing, implement an annual risk analysis and management plan, reach a successful bargaining unit agreement that provides for uninterrupted service, implement system-wide Scada (Supervisory Control and Data Acquisition) read-only access, develop an energy optimization protocol, implement new public notification rule, streamline the billing cycles and develop on-line policy and procedures manuals.

On January 25, 2011, the Compensation Committee determined that our management had achieved at least seventy-five (75) percent of the performance objectives listed above for 2010, as well as the set business criteria for 2010, which was earnings per common share of $0.60. The Committee awarded the named executive officers the amounts set forth in the 2010 Grants of Plan Based Awards Table below, which was the target incentive amount for each named executive officer.

On January 25, 2011, the Compensation Committee determined performance objectives and target incentive amounts to be awarded under the plan for 2011.  The performance objectives are:  replace and reline 39,000 feet of pipe; review a Service Line Protection Plan; upgrade Lake Williams drainage system; implement an updated valve maintenance program; implement an updated payment agreement reconciliation process; review, update, and post emergency response manuals; implement phase 1 of the SEC’s XBRL requirements; reduce billing lag; review the Company’s banking services for possible savings; implement a  wastewater billing process; develop a service mapping program; review and update the vulnerability analysis; review and update safety policies/procedures; and implement residential fire sprinkler regulations. The target incentive amounts for 2011, as determined by the Compensation Committee, are 5% of named executive officers’ base salary as of December 31, 2011 and the business criteria for 2011 is earnings per common share.

Clawback Policy.  In the event of a material misstatement of financial results requiring restatement, the Board, or appropriate committee thereof, will review all incentive compensation paid to senior executives on the basis of having met specific performance targets during the restatement period.  If the material misstatement resulted from fraud, negligence or intentional misconduct, the Board or committee will take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence.  The Board will, to the extent permitted by applicable law, to the extent it is reasonable to do so (e.g. the expense of recovering the compensation does not exceed the amount recovered), and to the extent that the amount earned under restated financial results is lower than the amount originally awarded, require reimbursement from the senior executive engaged in the misconduct that caused the need for the restatement.  The required reimbursement will be the amount paid in excess of the amount earned under restated financial results.  In addition, the Board may dismiss the senior executive, authorize legal action, or take such other action to enforce the officer’s obligations to the Company as it deems appropriate.

Severance Benefits.  Other than Change in Control payments described below, we do not provide severance benefits to employees.

Retirement Plans.  We provide a traditional defined benefit pension plan.  Named executive officers are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made. Normal (full) retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 62 or 65 as applicable.

We also provide a supplemental retirement program, which provides senior management with a retirement benefit after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his or her beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to December 31, 1983 by a predetermined annual retirement benefit unit as shown below:

Mr. Hines	$1,441
Ms. Miller	1,394
Mr. Hand	1,961
Mr. McIntosh	1,754
Mr. Strine	2,778

The estimated annual benefit payable to Mr. Hines at normal retirement age under the supplemental retirement program is $53,333.  The estimated annual benefit payable to Ms. Miller, Mr. Hand, Mr. McIntosh and Mr. Strine at normal retirement age under the supplemental retirement program is $33,333.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  If a named executive officer were to die before distribution of his or her supplemental retirement benefit has commenced, his or her beneficiary would receive a death benefit of $500,000, with the exception of Mr. Hines’ beneficiary, who would receive $800,000.

Deferred Compensation.  We also provide a deferred compensation program to management.  The deferred compensation program permits managers and executives to defer up to 5% of salary over an eight (8) year period, with the Company matching the deferment up to 2.50% of salary.  Mr. Hand is the only named executive officer currently deferring salary.  In 2010, Mr. Hand received an annual matching benefit of $2,775.  Annually, the Company credits participants’ deferred compensation balances with interest on the existing credit balance at a rate selected by the Company, currently equal to the December 31 rate of Moody’s AAA Corporate Bond Yield.  This rate amounted to 4.88% for 2010.  Our deferred compensation program does not provide above-market or preferential earnings.  2010 credited earnings are shown in the “2010 Nonqualified Deferred Compensation” table.  Payouts from this plan on retirement, termination, disability or death are described in detail below in the narrative discussion accompanying the 2010 Nonqualified Deferred Compensation Table.

Our named executive officers may participate in our 401(k) savings plan on the same terms as other employees.  We provide an annual maximum matching contribution of $2,800 per employee.  All named executives received the maximum matching contribution during 2010.

Change in Control.  Our senior management has built York Water into the successful business that it is today.  We believe that it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, we entered into amended and restated agreements with each of our senior managers that provide for certain payments upon changes of control in consideration of such senior managers agreeing not to compete with us for a period of time following the termination of their employment.  Most change in control payments are only paid if the senior manager in question is terminated in connection with a change in control.  In certain circumstances, however, payments may be made to senior managers who do not terminate their employment for one year following a change in control.  These payments incentivize our senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promotes stability for the Company during such times.  Change in control benefits are paid in lump sum and are based on a multiple of base salary and cash incentive compensation.  In the event of a change of control, we also continue health and other insurance benefits for up to one year depending on circumstances.  The agreements are valid for an initial term of five years, and renew automatically for one-year periods after the first five years.  The agreements terminate upon the employee reaching age 65 or terminating employment with the Company.  The Company must provide 90 days notice to terminate the agreements.  These agreements are described in more detail below under the heading "Potential Payments upon Termination or Change in Control."

Perquisites and Other Benefits.  The primary perquisite for named executive officers is the use of York Water's vehicles for personal use.  The most common personal use of York Water's vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.

Named executive officers also participate in York Water's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock plan discount.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and four vice presidents.  The Compensation Committee reviews the performance and compensation of the Chief Executive and, following discussions with that individual, and a review of the data provided by SAJE, establishes his compensation level.  For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee, based on the SAJE data, that generally are approved.  With respect to the cash incentive awards, the Compensation Committee grants cash incentives when warranted.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

George W. Hodges Chairman	George Hay Kain III Member	Thomas C. Norris Member

COMPENSATION RISK ASSESSMENT

The Compensation Committee reviewed the Company’s compensation policies and practices for all employees (including non-executive officers) covering base salaries and wages, deferred compensation, incentive plans and change in control agreements in order to assess the inherent risks involved.

Considering all of the elements of the various compensation plans and the fact that the Company has no competing segments or divisions, the Compensation Committee concluded that the Company’s compensation policies and practices did not incentivize excessive risk-taking that would have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are named in the “Committees and Functions” section of this proxy statement.  None of the members of the Compensation Committee is or has ever been an officer or employee of the Company.  In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2010, 2009 and 2008.

				Change in
				Pension Value
				& Nonqualified
			Non-Equity	Deferred
Name and			Incentive Plan	Compensation	All Other
Principal Position	Year	Salary ($)	Compensation ($)	Earnings ($)(1)	Compensation ($)	Total ($)

Jeffrey R. Hines, P.E.	2010	242,467	12,350	191,022	5,401	451,240
President, Chief	2009	237,685	12,100	95,324	4,922	350,031
Executive Officer	2008	218,085	11,056	140,381	4,484	374,006

Kathleen M. Miller	2010	130,399	6,900	72,549	4,155	214,003
Chief Financial	2009	124,483	6,407	28,903	3,638	163,431
Officer	2008	116,806	5,725	50,062	3,409	176,002

Joseph T. Hand	2010	119,698	6,300	10,833	6,319	143,150
Chief Operating	2009	115,708	5,850	0,000	4,776	126,334
Officer	2008	91,938	4,545	0,000	1,913	98,396

Bruce C. McIntosh	2010	108,264	5,480	106,722	4,157	224,623
Vice President-	2009	107,825	5,375	56,586	3,639	173,425
Human Resources	2008	105,098	5,118	109,839	3,411	223,466

John H. Strine	2010	99,952	5,075	136,661	5,188	246,876
Vice President-
Operations

(1)
Amounts presented represent the sum of the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit pension plan and the present value of the named executive officer’s benefit under the Company’s supplemental executive retirement plan.  No above-market or preferential earnings are paid on deferred compensation.

2010 GRANTS OF PLAN BASED AWARDS

Non-Equity Incentive Awards.  As described in the Compensation Discussion and Analysis under the heading "Cash Incentives," our practice is to award cash incentives based upon the achievement of diverse performance objectives.  The performance objectives are established annually by the Compensation Committee, and are designed to recognize and reward the achievement of our goals and the creation of value for our customers and shareholders.  The following table sets forth awards granted to our named executive officers in 2010 pursuant to our incentive plan.

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)
Jeffrey R. Hines, P.E. President, Chief Executive Officer	12,350
Kathleen M. Miller Chief Financial Officer	6,900
Joseph T. Hand Chief Operating Officer	6,300
Bruce C. McIntosh Vice President-Human Resources	5,480
John H. Strine Vice President-Operations	5,075

The awards appearing in this table also appear in the Summary Compensation Table.
Awards are subject to the Company’s clawback policy.

We do not grant equity incentive plan awards.

2010 PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each named executive officer, including the number of years of credited service, under the Company's General and Administrative Pension Plan (a defined benefit pension plan) and its Supplemental Executive Retirement Plan. Detailed information on these plans can be found in the Compensation Discussion and Analysis above, under the heading "Retirement Plans."

		Years of	Present Value
Name and		Credited	of Accumulated
Principal Position	Plan Name	Service	Benefit ($)

Jeffrey R. Hines, P.E.	General and Administrative	20	420,916
President, Chief Executive Officer	Pension Plan

Jeffrey R. Hines, P.E.	Supplemental Executive	21	217,294
President, Chief Executive Officer	Retirement Plan

Kathleen M. Miller	General and Administrative	14	173,999
Chief Financial Officer	Pension Plan

Kathleen M. Miller	Supplemental Executive	7	63,768
Chief Financial Officer	Retirement Plan

Joseph T. Hand	Supplemental Executive	1	10,833
Chief Operating Officer	Retirement Plan

Bruce C. McIntosh	General and Administrative	14	194,750
Vice President-Human Resources	Pension Plan

Bruce C. McIntosh	Supplemental Executive	12	236,303
Vice President-Human Resources	Retirement Plan

John H. Strine	General and Administrative	34	411,947
Vice President-Operations	Pension Plan

John H. Strine	Supplemental Executive	1	20,676
Vice President-Operations	Retirement Plan

All assumptions made in quantifying the present value of the accumulated benefits to the named executive officers under these plans are described in Note 6 to the Company's Financial Statements included in our 2010 Annual Report to Shareholders.  The present values are based upon a 5.35% discount rate.  Mr. Hand was not vested in the General and Administrative Pension Plan as of December 31, 2010.  There were no payments to named executives made under these plans during the last fiscal year.  Future payouts under these plans are described in more detail in the Compensation Discussion and Analysis under the heading “Retirement Plans”.

2010 NONQUALIFIED DEFERRED COMPENSATION

The table set forth below presents contributions, earnings and the balance at year-end (including tax savings) for the accounts of our named executive officers under our deferred compensation program that is described in more detail in the Compensation Discussion and Analysis under the heading "Deferred Compensation."

Name and Principal Position	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Jeffrey R. Hines, P.E. President, Chief Executive Officer			2,601		94,074
Kathleen M. Miller, Chief Financial Officer			1,355		49,023
Joseph T. Hand, Chief Operating Officer	5,550	2,775	744		26,899
Bruce C. McIntosh, Vice President-Human Resources			1,357		49,083
John H. Strine Vice President-Operations			2,388		86,386

PAYOUT OF DEFERRED COMPENSATION ACCOUNTS

Payouts upon Retirement.  Following a named executive officer’s retirement, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to retirement divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to retirement).  Assuming a federal income tax rate of 34% and a state income tax rate of 9.99% for 2010, and assuming all named executive officers were eligible for retirement as of December 31, 2010, the named executive officers would receive the monthly benefits in the table that follows the next paragraph.  The Company does not gross up the deferred compensation payout, but rather passes on the tax benefit the Company will realize when death benefit proceeds are received under corporate-owned life insurance policies which are in place in order to recoup the costs of the plan.

Payouts upon Disability.  If a named executive officer becomes disabled before his or her deferred income account has been distributed, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to the date he or she became disabled divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to the date he or she became disabled).  Assuming a federal income tax rate of 34% and a state income tax rate of 9.99% for 2009, and assuming each named executive officer became disabled as of December 31, 2010, such named executive officer would receive the monthly benefits in the table that follows.  Once again, the Company is not grossing up the benefit, but rather passing on tax savings it will realize in the future.

Name and Principal Position	Deferred Income Account Percentage (%)	Monthly Retirement Amount ($)

Jeffrey R. Hines, P.E., President, Chief Executive Officer	1.110	1,045
Kathleen M. Miller, Chief Financial Officer	0.833	409
Joseph T. Hand, Chief Operating Officer	0.833	224
Bruce C. McIntosh, Vice President-Human Resources	0.833	409
John H. Strine, Vice President-Operations	2.036	1,759

Payouts upon Termination of Employment.  If a named executive officer’s employment with the Company is terminated other than by death or disability before he or she is eligible for retirement, the amount of his or her contributions, without the Company's matching contribution and without accumulated interest credited to the deferred income account shall be distributed to such named executive officer immediately upon his or her termination in a lump sum.  Assuming each named executive officer were terminated as of December 31, 2010, such named executive officer would be entitled to receive the following lump sum payment:

Name and Principal Position	Lump Sum Payment Upon Termination ($)
Jeffrey R. Hines, P.E., President, Chief Executive Officer	18,238
Kathleen M. Miller, Chief Financial Officer	10,216
Joseph T. Hand Chief Operating Officer	9,926
Bruce C. McIntosh, Vice President-Human Resources	10,021
John H. Strine, Vice President-Operations	19,156

The named executive officer deferrals have previously been reported in the salary column of the Summary Compensation Table in the year in which they were earned.

Payouts upon Death.  If a named executive officer were to die before distribution of his or her deferred income account has commenced, his or her beneficiary would receive a death benefit in an amount equal to the higher of $150,000 or the named executive officer’s deferred income account immediately prior to his or her death divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to the date of death).  The death benefit determined as above will be paid to beneficiaries in a lump sum.  Assuming death benefits for each named executive officer became payable as of December 31, 2010, such named executive officer’s respective beneficiaries would be entitled to receive the following lump sum payments:

Name and Principal Position	Beneficiary Death Benefit ($)
Jeffrey R. Hines, P.E., President, Chief Executive Officer	150,000
Kathleen M. Miller, Chief Financial Officer	150,000
Joseph T. Hand Chief Operating Officer	150,000
Bruce C. McIntosh, Vice President-Human Resources	150,000
John H. Strine, Vice President-Operations	150,000

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Description of Change in Control Agreements.  We have entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control in consideration of such named executive officers agreeing not to compete with us for a period of time following the termination of their employment.

Under all agreements, generally a “change in control” will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of our voting securities;

•	A majority of our Board of Directors is involuntarily removed or defeated for re-election to our Board of Directors (for example, as a result of a proxy contest);

•
We are party to a merger or reorganization pursuant to which the holders of our voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all of its assets are sold to a third party.

In each circumstance described above, our Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control, and most payments also require that the relevant senior manager’s employment also be terminated.  The amounts of payments to our named executive officers under these agreements vary depending on the timing of the change in control and the timing and manner of the termination of employment.  Generally, the manner of termination is divided into four categories.

A “for cause” termination results from:

•	misappropriation of funds or any act of common law fraud;
•	habitual insobriety or substance abuse;
•	conviction of a felony or any crime involving moral turpitude;
•	willful misconduct or gross negligence by the senior manager in the performance of his duties;
•	the willful failure of the senior manager to perform a material function of his duties; or
•	the senior manager engaging in a conflict of interest or other breach of fiduciary duty.

A “good reason” termination occurs when the senior manager terminates his own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
•
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 50 miles from his or her principal place of business immediately preceding the change of control.

A voluntary termination is the termination by the senior manager of his or her own employment under circumstances that would not be a “good reason” termination.  Examples are ordinary retirement or leaving the Company to seek other job opportunities.

An involuntary termination is a termination in connection with a change in control that is not a “for cause” termination, a good reason termination or a voluntary termination.

Payouts under Change in Control Agreements. Under the agreements, all named executive officers are entitled to payment in the case of an involuntary termination or a good reason termination within some time period surrounding a change in control (generally six months prior to or one year following a change in control).  Payments are paid in lump sums and are based on a multiple of base salary and cash incentive compensation earned by the named executive officer in the preceding 12 months.  We call this amount “base pay.”  Additionally, Messrs. Hines, Hand, McIntosh, and Strine, and Ms. Miller are entitled to payment of “stay bonuses” if they remain employed by us for one year following a change in control, and smaller stay bonuses if they remain employed for at least three months following a change in control and then voluntarily terminate their employment more than three months but less than one year following a change in control.  Finally, our named executive officers are entitled to have their health and welfare benefits continue for periods of up to one year following the termination of their employment (subject to such benefits terminating or such named executive officer becoming covered by the benefit plans of another employer).

The table below sets forth the relevant base pay multiples, lump sum payout amounts and the value of continued benefits our named executive officers would receive under various circumstances under their change in control agreements.  For the purposes of this table, we have assumed that a change in control occurred on December 31, 2010.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits	Total
Name	Base Pay	Amount ($)	($) (1)	($)

Jeffrey R. Hines, P.E.

Involuntary termination or	2.99 times	761,903	3,953	765,856
good reason termination.

Voluntary termination more	.25 times	63,704	3,953	67,657
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	127,409	3,953	131,362
one year after a change in
control.

Kathleen M. Miller

Involuntary termination or	.5 times	68,650	9,798	78,448
good reason termination.

Voluntary termination more	.25 times	34,325	9,798	44,123
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	68,650	9,798	78,448
one year after a change in
control.

Joseph T. Hand

Involuntary termination or	.5 times	62,999	367	63,366
good reason termination.

Voluntary termination more	.25 times	31,500	367	31,867
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	62,999	367	63,366
one year after a change in
control.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits	Total
Name	Base Pay	Amount ($)	($) (1)	($)

Bruce C. McIntosh

Involuntary termination or	.5 times	56,872	8,436	65,308
good reason termination.

Voluntary termination more	.25 times	28,436	8,436	36,872
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	56,872	8,436	65,308
one year after a change in
control.

John H. Strine

Involuntary termination or	.5 times	52,514	3,953	56,467
good reason termination.

Voluntary termination more	.25 times	26,257	3,953	30,210
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	52,514	3,953	56,467
one year after a change in
control.

(1) The value of health benefits was determined using the estimated rates applicable under the Comprehensive
Omnibus Budget Reconciliation Act (COBRA) for terminated employees.

Payment of the lump sum payments under the change in control agreements is contingent upon the named executive officer executing a standard release.  The change in control agreements also contain non-competition provisions that generally require that, a named executive officer will not, while he or she is employed by us and for one year following the termination of his or her employment by us:

•
participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his or her name to be used in connection with, any business or enterprise engaged in by us within our franchised territory;

•	solicit or attempt to convert any account or customer of the Company to another supplier; or
•	solicit or attempt to hire any employee of the Company.

Any breach of this non-competition agreement can result in damages being awarded to the Company, including the amount of one-half of any lump sum payments described above.

Other Payouts.  The named executive officers will also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment with us.

Using the assumptions described in Note 6 to the Company’s Financial Statements included in our 2010 Annual Report to Shareholders, and assuming that all of our named executive officers remain with the Company until reaching age 55 (or, for those who are currently older than age 55, assuming they retired as of December 31, 2010) our named executive officers have earned monthly benefits under the pension plan and supplemental retirement plan as follows:

Name	Plan Name	Monthly Benefit ($)
Jeffrey R. Hines, P.E.	General and Administrative Pension Plan	5,489
Jeffrey R. Hines, P.E.	Supplemental Executive Retirement Plan	2,523
Kathleen M. Miller	General and Administrative Pension Plan	2,425
Kathleen M. Miller	Supplemental Executive Retirement Plan	813
Joseph T. Hand	Supplemental Executive Retirement Plan	163
Bruce C. McIntosh	General and Administrative Pension Plan	2,103
Bruce C. McIntosh	Supplemental Executive Retirement Plan	1,754
John H. Strine	General and Administrative Pension Plan	4,336
John H. Strine	Supplemental Executive Retirement Plan	231

Joseph T. Hand has not vested in the General and Administrative Pension Plan until he has been employed for five years.

Our named executive officers will also be entitled to be paid the amounts described in the narrative discussion accompanying the 2010 Nonqualified Deferred Compensation Table above in the manner described in that section.

2010 DIRECTOR COMPENSATION

Director	Fees Earned Paid in Cash	All Other Compensation	Total Compensation

Thomas C. Norris,
Chairman of the Board	34,763		34,763

Cynthia A. Dotzel, CPA	22,938		22,938

John L. Finlayson	27,213		27,213

Michael W. Gang. Esq.	23,063		23,063

George W. Hodges	24,738		24,738

George Hay Kain III	21,093		21,093

William T. Morris	13,857		13,857

Jeffrey S. Osman	21,973	2,633	24,606

Ernest J. Waters	21,093		21,093

Director Fees Earned.  In consideration of the services they provide to us, directors who are not regular full-time employees are entitled to receive $13,400 per year plus $710 for attendance at each regular and special meeting of the Board of Directors.  The Chairman of the Board receives $1,540 for attendance at each regular and special meeting of the Board of Directors.  Audit Committee members are entitled to receive $815 for attendance at each regular or special meeting of the Audit Committee.  The chairperson of the Audit Committee receives $1,540 for attendance at each Audit Committee meeting.  All other committee members (excluding the Executive Committee) who are not regular full-time employees are entitled to receive $710 for attendance at each Committee meeting.  The chairperson of each Committee (excluding the Executive and Audit Committees) receives $915 for attendance at Committee meetings.  Executive Committee members are entitled to receive $760 for attendance at each Committee meeting, and the Chairperson of the Executive Committee receives $1,015 for attendance at Committee meetings.  Directors who are also current employees of the Company receive no additional compensation for Board service.

Mr. Morris retired under the Company’s mandatory retirement policy for directors on August 17, 2010.  Steven R. Rasmussen was elected to the Board of Directors on January 25, 2011 to serve the remainder of Mr. Morris’ term.

Mr. Osman provided regulatory consulting services to the Company in 2010 in the amount of $2,633 which is shown in the All Other Compensation column of the above table.

No perquisites are provided to Directors.

There were 9 Board of Directors' Meetings during calendar year 2010.  All Directors attended at least 92% of the scheduled Board of Directors and committee meetings.  In addition, all of the above-listed directors, except William T. Morris, attended the 2010 Annual Meeting of Shareholders.

PROPOSAL 3
TO APPROVE, BY NON-BINDING VOTE,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with the provisions of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders with a vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules (“Say on Pay”).

As described in the “Compensation Discussion and Analysis” section above, the goal of our executive compensation programs is to attract, motivate and retain our senior management.  We believe that our combination of base salary, incentive and deferred compensation programs as detailed above, properly support this goal while also providing increased value to our customers and shareholders.  In addition, our executive compensation compares favorably with that of our peers as discussed in detail in the “Compensation Discussion and Analysis” section contained in this proxy statement.

Our ability to attract and retain talented senior management through our executive compensation programs has played a key role in the Company’s success.  In addition to being in business for 194 years, we have been able to pay dividends for 194 consecutive years, increasing them in each of the last 14 years, and have consistently achieved strong financial results.  The year 2010 was no exception.  In 2010, we reached operating revenues of $39.0 million, an increase of 5.3% over the prior year.  Net income grew to $8.9 million, an increase of 18.9% over prior year.  The Company’s strong financial performance has translated into total shareholder return over the 1-, 3- and 5-year periods of 23%, 21% and 14%, respectively.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is intended to address the overall compensation of our named executive officers and the philosophy behind it rather than any specific element of compensation.  Accordingly, the Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in the Compensation Discussion and Analysis and the various compensation tables presented above.

The Board of Directors recommends that shareholders approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4
TO RECOMMEND, BY NON-BINDING VOTE,
THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

In accordance with the provisions of the Dodd-Frank Act we are also providing our shareholders with a vote to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 3 on the previous page.  Specifically, we are asking shareholders to recommend whether the advisory vote should occur every three years, every two years or every year.

We believe it is important for our shareholders to be able to express their views regarding significant Company policies and practices such as executive compensation.  We are recommending a triennial (every three years) vote on our named executive’s compensation because we believe it is the most consistent with the long-term focus of both the Company and its investors.  We also believe that a triennial vote better reflects a water utility’s operations which can fluctuate year over year due to rate case impacts and short-term weather patterns.  A triennial period will tend to be more representative of the long-term investment that our shareholders expect.  In addition, a vote every three years will allow both shareholders and the Company sufficient time to acquire more information and to address concerns regarding the Company’s compensation policies. A triennial vote will help to discourage short-term thinking and encourage a more long-term focus.

Because this vote is advisory and not binding on the board of directors or the Company, we will consider the frequency recommended by shareholders, but we may not adopt that frequency.

The Board of Directors unanimously recommends that the vote on the compensation of our named executive officers occur EVERY THREE YEARS.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders must be received by the Company in writing no later than November 22, 2011.  In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with the Company's bylaws, shareholder's proposals and director nominations to be presented at the 2012 Annual Meeting of Shareholders, but not included in the proxy statement and form of proxy, must be received by the Company in writing prior to February 7, 2012.

OTHER MATTERS

The Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  Our Code of Conduct constitutes a “code of ethics” as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2010.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.  The Code of Conduct is also available, free of charge, on our website, on the Corporate Governance page at www.yorkwater.com.  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

Further information regarding the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge by writing to:  The York Water Company, 130 East Market Street, York, Pennsylvania 17401.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

A copy of the Company’s Annual Report to Shareholders, which includes financial statements, does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

THE YORK WATER COMPANY
130 E. MARKET STREET
BOX 15089
YORK, PA 17405

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The York Water Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30526-P07234 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE YORK WATER COMPANY

Directors recommend a vote "FOR" Items 1, 2 and 3.

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS	☐	☐	☐	____________

Nominees

01) John L. Finlayson
02) Thomas C. Norris
03) Ernest J. Waters

Vote on Proposals

	For	Against	Abstain
2. APPOINT PARENTEBEARD LLC AS AUDITORS To ratify the appointment of ParenteBeard LLC as auditors.	☐	☐	☐
3. SAY ON PAY To approve, by non-binding vote, the compensation of the named executive officers.	☐	☐	☐

Directors recommend a vote FOR 3 YEARS:

	3 Years	2 Years	1 Year	Abstain
4. FREQUENCY OF SAY ON PAY To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

5. DISCRETIONARY AUTHORITY
To transact such other business as may properly come before the Meeting and any adjournment thereof according to the proxies' discretion and in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M30629-P07234

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE YORK WATER COMPANY

Proxy - Annual Meeting of Shareholders
May 2, 2011

The undersigned, a Shareholder of The York Water Company, a Pennsylvania corporation (the "Company"), does hereby appoint Michael W. Gang, Esq., George W. Hodges, and George Hay Kain III, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held Monday, May 2, 2011 at 1:00 p.m. local time at the Strand-Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3, AND FOR 3 YEARS ON PROPOSAL 4.

(Continued and to be signed on reverse side)